FOR:	THE SPORTSMAN’S GUIDE
411 Farwell Avenue
	South Saint Paul, Minn. 55075	FOR IMMEDIATE RELEASE
NASDAQ NMS: SGDE

CONTACT:	William P. Bartkowski
MeritViewPartners
612.605.8616
THE SPORTSMAN’S GUIDE RELEASES RECORD 2005 THIRD QUARTER RESULTS
EPS Higher Than Recent Guidance, 50% above Third Quarter One Year Ago and Up 70% Year-to-Date;
Sales and Internet-Related Sales Again Show Year Over-Year Increases
South St. Paul, Minn. (11/01/05) — The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) today reported results for the quarter ended September 30, 2005 that, with respect to fully diluted earnings per share, were above most recent guidance, and set a record for the Company’s third quarter.
     Net sales for the Company’s third quarter were $61.5 million, compared with $57.0 million reported for the same period in 2004. The nearly 8% increase in consolidated net sales, year over year for the third quarter, was the result of sales growth at both The Golf Warehouse (“TGW”) and The Sportsman’s Guide (“TSG”). For the nine months ended September 30, 2005, net sales were $189.9 million, a 34% increase over the $141.4 million reported for the first three quarters of 2004.
     Net earnings for the quarter were $2.2 million, or $0.26 per fully diluted share, a 50% increase over the $1.4 million, or $0.17 per fully diluted share, reported for the same period in 2004. For the first three quarters of 2005, net earnings were $7.0 million, or $0.84 per fully diluted share, compared to $3.9 million, or $0.49 per fully diluted share for the first nine months of 2004, an increase of more than 70%. The earnings per share numbers for 2004 have been restated to reflect the Company’s change in accounting policy for Buyer’s Club revenues announced in June of this year and adjusted to reflect the 3-for-2 stock split, distributed April 15, 2005.

     Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, “We had another record quarter due to a continuation of the positive trends that have been affecting our business the last few years. We saw net sales growth at both TGW and TSG; with TGW’s growth especially strong. We also continued to generate high levels of Internet-related sales, as they once again totaled nearly 60% of total catalog and Internet sales for the quarter.”
     Binkley also noted that the recently completed quarter is the first where the results are comparable with those of the previous year given that the 2004 third quarter also included the results of The Golf Warehouse, acquired June 29, 2004.
     The Company will hold a conference call to discuss the results of the quarter at 10:30 am, CST, Wednesday, November 2, 2005. Gregory R. Binkley, President and Chief Executive Officer of the Company, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call. Participants may access the call by dialing 1-800-362-0571 and asking for The Sportsman’s Guide conference call. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.
     The Sportsman’s Guide is an Internet and catalog retailer offering value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, golf apparel and equipment and footwear. The Company sells through both Internet Web sites and catalogs. The Company’s Web sites include www.sportsmansguide.com, www.tgw.com and http://www.bargainoutfitters.com.
- financial highlights to follow -
     This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company’s products and the market acceptance of the Company’s catalogs, Internet sites and offerings.

The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Balance Sheets
(UNAUDITED)
(In thousands of dollars)

	September 30,	September 30,	December 31,
	2005	2004	2004
		(Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,221	$715	$8,616
Accounts receivable – net	3,044	2,725	3,955
Inventory	44,351	38,439	29,148
Promotional material	5,649	3,999	3,578
Prepaid expenses and other	3,811	2,650	3,123
Income taxes receivable	—	1,505	—
Deferred income taxes	1,645	1,096	1,767

Total current assets	60,721	51,129	50,187
PROPERTY AND EQUIPMENT, NET	2,432	2,691	2,693
OTHER ASSETS
Goodwill	17,199	17,219	17,176
Trade and domain name	10,200	10,200	10,200
Other intangibles	1,248	714	658

Total other assets	28,647	28,133	28,034

Total assets	$91,800	$81,953	$80,914

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft	$—	$3,246	$—
Revolving credit line	4,135	4,470	—
Note payable – bank	—	2,500	—
Accounts payable	24,194	20,657	23,832
Accrued expenses and other current liabilities	17,321	15,274	21,822

Total current liabilities	45,650	46,147	45,654
LONG-TERM LIABILITIES	5,810	10,267	5,388

Total liabilities	51,460	56,414	51,042
SHAREHOLDERS’ EQUITY	40,340	25,539	29,872

Total liabilities and shareholders’ equity	$91,800	$81,953	$80,914

The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Statements of Earnings
(UNAUDITED)
For The Three Months And Nine Months Ended
September 30, 2005 and 2004
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Net sales	$61,549	$57,039	$189,905	$141,403
Cost of sales	42,060	40,139	130,938	97,329

Gross profit	19,489	16,900	58,967	44,074
Selling, general and administrative expenses	15,983	14,564	47,931	37,839

Earnings from operations	3,506	2,336	11,036	6,235
Interest expense	(67)	(168)	(213)	(168)
Other income (expense), net	23	—	182	80

Earnings before income taxes	3,462	2,168	11,005	6,147
Income tax expense	1,273	791	4,052	2,222

Net earnings	$2,189	$1,377	$6,953	$3,925

Net earnings per share:
Basic	$.30	$.20	$.97	$.55

Diluted	$.26	$.17	$.84	$.49

Weighted average common and common equivalent shares outstanding:
Basic	7,314	7,052	7,180	7,078

Diluted	8,457	7,968	8,233	7,980

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